Exhibit 4.28

AMENDMENT AGREEMENT

December 23, 2010

This Amendment Agreement (this “Agreement”) is entered into by and among IASO Pharma Inc. (f/k/a Pacific Beach Biosciences, Inc.), a Delaware corporation (the “Company”), and The Lindsay A. Rosenwald 2000 Family Trusts Dated December 15, 2000 (“Holder”).

RECITALS

WHEREAS, Holder is the holder of an Amended and Restated Future Advance Promissory dated as of September 30, 2009 made by the Company in favor of Holder (as previously amended, the “Note”);

WHEREAS, the Company is currently in the process of registering a proposed initial public offering of the Company’s securities, which the Company anticipates will qualify as a Qualified Financing (as defined in the Note) (the “IPO”);

WHEREAS, the Company had previously engaged Maxim Group LLC (“Maxim”) as the lead underwriter in connection with the IPO; however, Maxim recently represented to the Company that Maxim will not be able to raise the funds the Company requires in the IPO and, therefore, the Company has recently engaged Ladenburg Thalmann & Co. Inc. (“Ladenburg”) to replace Maxim as the Company’s lead underwriter in connection with the IPO;

WHEREAS, Ladenburg, as the new lead underwriter for the IPO, has stressed to the Company that the existence of the conversion discount at which the Note and the Company’s other existing convertible debt will convert into equity securities in connection with the IPO significantly inhibits the ability of the Company to successfully complete the IPO and, therefore, Ladenburg has recommended that the Company obtain the requisite consents and approvals to amend the Note and the Company’s other existing convertible debt to remove such conversion discount;

WHEREAS, as a result of such recommendation, the Company seeks the consent of the Holder to amend the Note to extend the maturity of the Note until March 31, 2011 and remove the conversion discount at which the Note will convert into equity securities in connection with the IPO, on the terms set forth herein, in order to maximize the Company’s ability to complete the IPO; and

WHEREAS, the Holder agrees to amend the Note on the terms set forth herein; and

AMENDMENTS

NOW, THEREFORE, the parties agree as follows:

1.

Amendments to the Note.

(a)

The Note is hereby amended to extend the Due Date of the Note from December 31, 2010 to March 31, 2011.

(b)

Section 2.1(a) of the Note is hereby deleted and replaced in its entirety by the following (for ease of reference, changes are indicated by a single line through deleted text and underlining of inserted text):

All unpaid principal and accrued but unpaid interest on this Note shall be automatically converted into the Company’s equity securities (the “Securities”) issued in the

Company’s next equity financing (or series of related equity financings) involving the sale of Securities in which the Company receives at least $10,000,000 (minus the amount of aggregate gross cash proceeds to the Company from the arm’s length sale of equity or debt securities of the Company, or the incurrence of new loans, after December 14, 2009) in aggregate gross cash proceeds (before brokers’ fees or other transaction related expenses, and excluding any such proceeds resulting from any conversion of the Bridge Notes) (a “Qualified Financing”), at a conversion price equal to 70% of the lowest per unit price paid for such Securities in cash by investors in such Qualified Financing, and upon such other terms, conditions and agreements as may be applicable in such Qualified Financing; provided, however, that in the event that the Company consummates an underwritten initial public offering of its equity securities (and/or any rights to acquire additional equity securities of the Company) that qualifies as a Qualified Financing (a “Qualified IPO”) on or before March 31, 2011 and, if and any only if each Conversion Condition (as defined below) has been satisfied at the time of the consummation of a Qualified IPO, all unpaid principal and accrued but unpaid interest on this Note shall be automatically converted into shares of Common Stock at a conversion price equal to the price at which shares of Common Stock are sold in a Qualified IPO.

For purposes of this Note, “Conversion Conditions” shall mean the following:

(i)

The warrant issued to Holder in connection with a Qualified IPO shall be in an amount (relative to the principal amount of the Note) and upon terms at least as favorable as warrants issued to the holders of the 2007 Notes (as defined below) and the holders of the 2010 Notes (as defined below) in connection with such Qualified IPO;

(ii)

The 2007 Notes and the 2010 Notes shall convert into shares of Common Stock in connection with a Qualified IPO at the same conversion price as the Note and upon terms and conditions no more favorable than the Note;

(iii)

The transactions contemplated by Sections 3 and 4 of that certain Amendment Agreement dated as of December 23, 2010 between the Company and the Holder shall have been consummated in connection with a Qualified IPO.

For purposes of this Note, (i) “2007 Notes” shall mean the series convertible promissory notes issued by the Company in December 2007 and (ii) “2010 Notes” shall mean the series convertible promissory notes issued by the Company in February and March 2010.

2.

Consent.  The Holder hereby consents to the amendment to the Note as set forth in Section 1 hereof.

3.

Issuance of Warrants upon Consummation of Qualified IPO.  As consideration for the Holder’s consent to the amendments to the Note as set forth in Section 1 hereof, the Company hereby agrees to issue to the Holder, upon the consummation of a Qualified IPO (as defined in the Note, as amended hereby), a warrant, in the form attached hereto as Exhibit A, to purchase that number of fully-paid and non-assessable shares (subject to adjustment as provided therein) of the Company’s Common Stock equal to (i) seventy percent (70%) of the original principal amount of the Note, divided by (ii) the price at which shares of Common Stock are sold in such Qualified IPO, having an exercise price equal to 110% of the price at which shares of Common Stock are sold in such Qualified IPO.

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4.

Issuance of Contingent Promissory Notes upon Consummation of Qualified IPO.  As further consideration for the Holder’s consent to the amendments to the Note as set forth in Section 1 hereof, the Company hereby agrees to issue to the Holder, upon the consummation of a Qualified IPO, a contingent promissory note in the form attached hereto as Exhibit B in an amount equal to 10 percent (10%) of the unpaid principal and accrued but unpaid interest on the Note as of the date such Qualified IPO is consummated.

5.

Representations and Warranties of the Holder.  The Holder hereby represents and warrants to the Company that:

(a)

the Holder is the lawful holder of the Note free and clear of all security interests, claims, liens, pledges, conditional sales contracts, attachments, judgments and encumbrances of every kind and nature, including restrictions, or rights of any third parties;

(b)

the Holder has the requisite power and authority to execute and deliver this Agreement, to perform the Holder’s obligations hereunder and to engage in the transactions contemplated hereby;

(c)

the Holder has taken all requisite action to make all the provisions of this Agreement the valid and enforceable obligations they purport to be; and

(d)

this Agreement constitutes the valid and binding obligation of the Holder, enforceable in accordance with its terms, subject to laws of general application from time to time in effect affecting creditors' rights and the exercise of judicial discretion in accordance with general equitable principles.

6.

Representations and Warranties of the Company.  The Company hereby represents and warrants to the Holder that:

(a)

it has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to engage in the transactions contemplated hereby;

(b)

it has taken all requisite action to make all the provisions of this Agreement the valid and enforceable obligations they purport to be;

(c)

this Agreement constitutes its valid and binding obligation, enforceable in accordance with its terms, subject to laws of general application from time to time in effect affecting creditors' rights and the exercise of judicial discretion in accordance with general equitable principles; and

(d)

neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby violates, conflicts with, constitutes a default under, results in the acceleration of or creates in any party the right to accelerate, terminate, modify or cancel any material contract to which it is a party or by which it is bound.

7.

Miscellaneous

(a)

This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile

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transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

(b)

This Agreement shall be governed by the law of the State of New York without giving effect to any principles or conflicts of law.

(c)

Except as expressly amended hereby, the terms of the Note shall remain in full force and effect.

(d)

Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(e)

Existing references to the Note are henceforth deemed references to the Note as amended by this Agreement.

(f)

If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(g)

The headings contained in this Agreement are for reference purposes only and shall not be deemed to be part of this Agreement or to affect the meaning or interpretation of this Agreement.

(h)

All of the terms and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

(i)

This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

IASO PHARMA INC.

By:	/s/ Matthew A. Wikler
Name:	Matthew A. Wikler, M.D.
Title:	President and CEO

THE LINDSAY A. ROSENWALD 2000 FAMILY TRUSTS DATED DECEMBER 15, 2000

By:	/s/ Jon S. Rosenwald
Name:	Jon S. Rosenwald
Title:	Trustee

Family Trusts Note Amendment Agreement Signature Page

Exhibit A - Form of Warrant

Warrant No.

IASO PHARMA INC.
COMMON STOCK WARRANT

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE.  THIS WARRANT IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  THE ISSUER OF THIS WARRANT MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

This certifies that The Lindsay A. Rosenwald 2000 Family Trusts Dated December 15, 2000 (the “Holder”), its designees or permitted assigns, subject to the terms and conditions set forth herein, at any time after the date hereof and prior to the Expiration Date (as defined below), is entitled to purchase from IASO Pharma Inc. (f/k/a Pacific Beach BioSciences, Inc.), a Delaware corporation (the “Company”), ________________ fully-paid and non-assessable shares (subject to adjustment as provided herein) (the “Warrant Shares”) of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), upon surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto duly completed and signed and upon payment of the aggregate Exercise Price (as defined below) for the number of Warrant Shares for which this Warrant is being exercised determined in accordance with the provisions hereof.  The exercise price (the “Exercise Price”) per Warrant Share issuable pursuant to this Common Stock Warrant shall be $______ per share, payable in accordance with Section  hereof.

This Warrant is issued subject to the following terms and conditions:

1.

Exercise, Issuance of Certificates.  Subject to Section 3(d) hereof, the Holder may exercise this Warrant, at any time or from time to time, during the period commencing on the date hereof and expiring at 5:00 p.m. (Eastern Time) on the fifth anniversary of the date hereof (the “Expiration Date”).  The Holder may exercise this Warrant on or prior to the Expiration Date for all or any part of the Warrant Shares (but not for a fraction of a share) that may be purchased hereunder, as that number may be adjusted pursuant to Section  of this Warrant.  The Company agrees that the Warrant Shares purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such Warrant Shares as of the close of business on the date on which this Warrant shall have been surrendered, properly endorsed, the completed and executed Form of Subscription delivered, and payment made for such Warrant Shares (such date, a “Date of Exercise”).  Certificates for the Warrant Shares so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company’s expense as soon as practicable after the rights represented by this Warrant have been so exercised, but in any event not later than ten (10) business days following the Date of Exercise.  In case of a purchase of less than all the Warrant Shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver to the Holder hereof within a reasonable time a new Warrant or Warrants of like tenor for the balance of the Warrant Shares purchasable under the Warrant surrendered upon such purchase.  Each stock certificate so delivered shall be registered in the name of such Holder and issued with a legend in substantially the form of the legend placed on the front of this Warrant.

(a)

The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant  as required pursuant to the terms hereof.

(b)

Payment of Exercise Price. The Holder shall pay the Exercise Price by delivering immediately available funds to the Company.

2.

Shares to be Fully Paid; Reservation of Shares.  The Company covenants and agrees that all Warrant Shares, will, upon issuance and payment of the applicable Exercise Price, be duly authorized, validly issued, fully paid and nonassessable, and free of all preemptive rights, liens and encumbrances, except for restrictions on transfer provided for herein.  The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of providing for the exercise of the rights to purchase all Warrant Shares granted pursuant to this Warrant, such number of shares of Common Stock as shall, from time to time, be sufficient therefor.

3.

Adjustment of Exercise Price and Number of Shares.  The Exercise Price and the total number of Warrant Shares shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3.

(a)

Subdivision or Combination of Stock.  In the event the outstanding shares of the Company’s Common Stock shall be increased by a stock dividend payable in Common Stock, stock split, subdivision, or other similar transaction occurring after the date hereof into a greater number of shares of Common Stock, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Warrant Shares issuable hereunder proportionately increased.  Conversely, in the event the outstanding shares of the Company’s Common Stock shall be decreased by reverse stock split, combination, consolidation, or other similar transaction occurring after the date hereof into a lesser number of shares of Common Stock, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares issuable hereunder proportionately decreased.

(b)

Reclassification.  If any reclassification of the capital stock of the Company or any reorganization, consolidation, merger, or any sale, lease, license, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all, of the business and/or assets of the Company (the “Reclassification Events”) shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or other assets or property, then, as a condition of such Reclassification Event, lawful and adequate provisions shall be made whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities, or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby.  In any Reclassification Event, appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of Warrant Shares), shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, or assets thereafter deliverable upon the exercise hereof.

(c)

Notice of Adjustment.  Upon any adjustment of the Exercise Price or any increase or decrease in the number of Warrant Shares, the Company shall give written notice thereof, by first class mail postage prepaid, addressed to the registered Holder of this Warrant at the address of such Holder as shown on the books of the Company.  The notice shall be prepared and signed by the Company’s Chief Financial Officer and shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(d)

Termination Upon a Sale of the Company.  Notwithstanding any other provision of this Section 3, upon the consummation by the Company (in one or a series of related transactions) (a “Sale Event”) of a merger, consolidation, sale or transfer of more than fifty percent (50%) of the Company’s capital stock or all or substantially all of the Company’s assets determined on a consolidated basis, this Warrant shall terminate ninety (90) days following such consummation; provided that the Company shall give prompt written notice of such Sale Event to the Holder; provided, further, that the Holder has the right to exercise this Warrant pursuant to its terms during such 90-day period.

4.

No Voting or Dividend Rights.  Nothing contained in this Warrant shall be construed as conferring upon the holder hereof the right to vote or to consent to receive notice as a stockholder of the Company on any other matters or any rights whatsoever as a stockholder of the Company.  No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised.

5.

Compliance with the Act. The Holder of this Warrant, by acceptance hereof, agrees that this Warrant is being acquired for its own account and not for any other person or persons, for investment purposes and that it will not offer, sell, or otherwise dispose of this Warrant except under circumstances which will not result in a violation of the Act or any applicable state securities laws.

6.

Limited Transferability.  The Holder represents that by accepting this Warrant it understands that this Warrant and any securities obtainable upon exercise of this Warrant have not been registered for sale under federal or state securities laws and are being offered and sold to the Holder pursuant to one or more exemptions from the registration requirements of such securities laws.  In the absence of an effective registration of such securities or an exemption therefrom, any certificates for such securities shall bear the legend set forth on the first page hereof.  The Holder understands that it may bear the economic risk of its investment in this Warrant and any securities obtainable upon exercise of this Warrant for an indefinite period of time, as this Warrant and such securities have not been registered under federal or state securities laws and therefore cannot be sold unless subsequently registered under such laws, unless an exemption from such registration is available.

7.

Amendment, Waiver, etc.  Except as expressly provided herein, this Warrant may only be amended, waived, discharged or terminated by a writing signed by both the Company and the Holder.

8.

Notices.  Any notice, request, or other document required or permitted to be given or delivered to the Holder hereof or the Company shall be delivered as set forth in that certain Amended and Restated Future Advance Promissory dated as of September 30, 2009 made by the Company in favor of the Holder.

9.

Governing Law.  This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York without regard to the conflicts of laws provisions thereof.  The parties agree that the exclusive venue for the resolution of disputes shall be a court of competent jurisdiction located in the Borough of Manhattan, City and State of New York.

10.

Lost or Stolen Warrant.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

11.

Fractional Shares.  No fractional shares shall be issued upon exercise of this Warrant.  The Company shall, in lieu of issuing any fractional share, pay the Holder entitled to such fraction a sum in cash equal to such fraction (calculated to the nearest 1/100th of a share) multiplied by the then effective Exercise Price on the date the Form of Subscription is received by the Company.

12.

Successors and Assigns.  This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and assigns of the Holder.  The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant, and shall be enforceable by any such Holder.

13.

Severability of Provisions. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officer, thereunto duly authorized as of this ___ day of _____________, 20__.

IASO PHARMA INC.

By: ___________________________________

Name:

Title:

FORM OF SUBSCRIPTION

(To be signed only upon exercise of Warrant)

To:

IASO Pharma Inc.

The undersigned, the holder of the attached Common Stock Warrant, hereby elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder,                                     shares of Common Stock of IASO Pharma Inc. and such holder herewith makes payment of $_________ therefor.

The undersigned requests that certificates for such shares be issued in the name of, and delivered to: ___________________________________________________________________________________
whose address is: ___________________________________________________________.

DATED: ________________________

_________________________________________
(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Name: ____________________________________

Title: _____________________________________

Exhibit B - Form of Contingent Promissory Note

THIS NOTE IS A CONTINGENT NOTE AND NO PAYMENT, WHETHER PRINCIPAL OR INTEREST, SHALL BE DUE OR PAYABLE UNDER THIS NOTE UNLESS THE CONDITIONS FOR PAYMENT UNDER THIS NOTE ARE SATISFIED.

IASO PHARMA INC.

CONTINGENT PROMISSORY NOTE

San Diego, CA
$______________                                                                                                ____________, 2010

FOR VALUE RECEIVED, the undersigned, IASO Pharma Inc. (f/k/a Pacific Beach BioSciences, Inc.), a Delaware corporation (the “Company”), for value received, hereby promises to pay to the order of The Lindsay A. Rosenwald 2000 Family Trusts Dated December 15, 2000, or his, her or its assigns (“Holder”), in lawful money of the United States of America at 787 Seventh Avenue, New York, NY 10019 (or such other address as Holder shall provide to the Company in writing pursuant hereto), the principal amount of ____________ dollars ($___________) (the “Contingent Amount”), together with interest as set forth in Section 2 below.

This Contingent Promissory Note (this “Contingent Note”) is being issued pursuant to that certain Amendment Agreement dated as of December 23, 2010 among the Company and the Holder.

1.

Contingent Obligation to Pay Holder.

(a)

Upon the occurrence of a Contingency Event (as defined below), the Company hereby agrees to pay to Holder, upon the terms and subject to the conditions hereof,  the Contingent Amount, plus all accrued interest thereon in accordance with Section 2 hereof, less any amounts previously paid to the Holder under Section 1(b) below, within twenty (20) business days following the date of such Contingency Event.

(b)

Following the Commercialization of any Product but prior to the occurrence of a Contingency Event, the Company hereby agrees (i) to pay to Holder, upon the terms and subject to the conditions hereof, Holder’s pro rata share of the Net Sales Payment Amount for each calendar quarter, with such payment being due within sixty (60) days after the end of such calendar quarter, until Holder shall have received the full Contingent Amount, plus all accrued interest thereon in accordance with Section 2 hereof and (ii) provide Holder with a statement, such statement to be certified by the Chief Financial Officer of the Company, setting forth the Company’s calculation of both the Net Sales and the Net Sales Payment Amount for such quarter, along with copies of all financial statements, backup calculations and other supporting information and materials relied upon by the Company in connection with such calculations.

(c)

For purposes of this Contingency Note, the following terms shall have the meanings ascribed to them as follows:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Commercialization” means the first commercial sale of any Product by or on behalf of the Company or its Affiliates following Regulatory Approval.

“Contingency Event” means a Partnering Event, a Sale of the Company or a Post-Approval Financing.

“FDA” means the United States Food and Drug Administration or any successor agency.

“GAAP” means United States Generally Accepted Accounting Principles applied on a consistent basis.

“Lead Product” means the Company’s lead product candidate known as PB-101 (zabofloxacin).

“Net Sales” means, for each calendar quarter, the sum of, without any duplication: (i) the gross amounts invoiced for the Products sold by or on behalf of the Company or its Affiliates to third parties (other than the Company or its Affiliates, provided that the Company and such Affiliates are not the end users of the Products or acting as agents for or representatives of third parties) during such calendar quarter, including wholesale distributors, less deductions from such amounts calculated in accordance with GAAP so as to arrive at “net sales” under GAAP as reported by the Company or its Affiliate, as applicable, in such Person’s financial statements, and further reduced by bona fide write-offs of accounts receivables or increased for collection of accounts that were previously written off.  Any and all set-offs against gross invoice prices shall be calculated in good faith in accordance with GAAP.  Products that are provided to third parties without charge, in connection with research and development, clinical trials, compassionate use, humanitarian and charitable donations, or indigent programs or for use as samples, shall be excluded from the computation of Net Sales.

“Net Sales Payment Amount” means, for any calendar quarter, an amount equal to ten percent (10%) of Net Sales of the Products by the Company and its Affiliates during such calendar quarter.

“Partnering Event” means the entry by the Company or any of its subsidiaries into a license agreement, sale agreement or other similar agreement related to the Lead Product, or any other agreement for the development, marketing or sale of the Lead Product with any third party, other than any such agreement with Dong Wha Pharm. Co. Ltd. or any of its Affiliates that is in effect on the date hereof.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Post-Approval Financing” means the consummation by the Company, at any time following Regulatory Approval, of any equity or debt financing (or series of related equity or debt financings) from non-Affiliates yielding at least $10,000,000 in aggregate net cash proceeds (after commissions and transaction expenses).

“Products” means the Lead Product and any other product of the Company that generates annual revenues of at least $1 million from sales of such product by or on behalf of the Company and its Affiliates.

“Regulatory Approval” means the approval by the FDA of a New Drug Application for the Lead Product.

“Sale of the Company” means a transaction (or series of related transactions) with one or more Persons that are not Affiliates, pursuant to which such Person or Persons acquire (i) a majority of the outstanding capital stock of the Company or the surviving entity or the voting power to elect a majority of the board of directors of the Company or the surviving entity (in each case, whether by merger, consolidation, sale or transfer of the Company’s capital stock or otherwise) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

2.

Interest.  Interest shall be deemed to have accrued and shall only be payable on the actual amount of the Contingent Amount. Interest shall be deemed to accrue on the unpaid Contingent Amount at the rate of five percent (5%) per annum (or such lesser rate as shall be the maximum rate allowable under applicable law) from the date of this Contingent Note to, but not including the date on which payment of the Contingent Amount is made and no interest shall be paid prior to such time; provided, however, that upon an Event of Default (as defined herein), the interest rate on this Contingent Note shall be increased to nine percent (9%) per annum (or such lesser rate as shall be the maximum rate allowable under applicable law) during the term of the default.  Interest from the date hereof shall be computed on the basis of a 360-day year of twelve 30-day months and shall compound annually.

3.

Access to Information. The Company shall permit, during normal business hours and upon reasonable request and reasonable notice, Holder or any employees, agents or representatives thereof, for purposes reasonably related to Holder’s interests under this Contingent Note, to examine the records and books of account, and visit and inspect the properties, assets, operations and business, of the Company and any subsidiary thereof, and to discuss the affairs, finances and accounts of the Company and any subsidiary thereof with members of the Company’s senior management; provided, however, that notwithstanding anything to the contrary herein, the Company shall not be required to disclose, and the Company and its senior management may take such reasonable measures as may be necessary to prevent disclosure of, any material non-public information regarding the Company or any subsidiary thereof, unless Holder agrees to enter into a confidentiality agreement with respect to such information reasonably acceptable to Holder and the Company.

4.

Non-Negotiability.  This Contingent Note is non-negotiable.

5.

Subordination. Holder hereby acknowledges, understands and agrees that this Contingent Note will be subordinate in right of payment to the indebtedness of any institutional lender who provides debt financing to the Company.

6.

Prepayment.  The Company shall be entitled to prepay this Contingent Note (including all accrued but unpaid interest), in whole or in part, at any time without penalty or premium and without payment of unearned interest.

7.

Default; Remedies.  In the event that any Event of Default (as defined below) occurs and is continuing, then, and in any such event, Holder shall have, in addition to any and all rights, powers, remedies, and recourse (collectively, “Remedies”) available or permitted to Holder at law or in equity, the right and option to declare the unpaid balance of Contingent Amounts hereof, together with all accrued and unpaid interest and costs of collection (including reasonable attorneys' fees), if any, thereon, immediately due and payable without notice (except as expressly provided herein), or demand or presentment for payment; provided that upon the occurrence of an Event of Default described in clause (ii) of the definition of Event of Default, all obligations outstanding hereunder, including, without limitation, Contingent Amounts, and interest, automatically shall become due and payable without any declaration, notice or other action by the Holder or the Company.  The Remedies available or permitted to Holder under this Contingent Note, at law, in equity, or otherwise shall be cumulative and concurrent, and not exclusive; and the exercise of any such Remedy shall not be deemed a waiver of the right to exercise at the same time or at any time thereafter any other such Remedies.  No delay or omission on the part of Holder in exercising any Remedy available or permitted to Holder upon the occurrence and continuance of any Event of Default shall operate as a waiver or preclude the exercise of said Remedy, or any other such Remedies, during the existence of such Event of Default or upon the occurrence and continuance of any subsequent Event of Default.

The term “Event of Default” shall mean any of the following events:  (i) the Company shall fail to make any payment in respect of the Contingent Amount or interest in full when due; (ii) the Company shall commence proceedings in any court under the United States Bankruptcy Code, or any other debtors' relief or insolvency act, whether state or federal, or any other person shall commence such proceedings against the Company, and the same shall not be stayed or dismissed within sixty (60) days; or (iii) the filing of any state law dissolution certificate by the Company.

8.

No Stockholder Rights.  Nothing contained in this Contingent Note shall be construed as conferring upon the Holder or any other Person the right to vote or to consent or to receive notice as a stockholder of the Company.

9.

General Provisions.

(a)

Notices.  All notices, requests, demands and other communications hereunder shall be delivered in accordance with the notice provisions set forth in that certain Amended and Restated Future Advance Promissory dated as of September 30, 2009 made by the Company in favor of the Holder.

(b)

Successors and Assigns.  All of the terms and provisions of this Contingent Note shall bind the Company and its successors and assigns and the benefits hereof  shall  inure  to  the  benefit  of  the  Holder  and his heirs, personal representatives, successors, and assigns; provided, however, that the Holder may not  assign  this  Note  in whole or in part without the Company's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(c)

Non-Waiver of Remedies.  No delay or failure on the part of Holder or the Company in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Holder or the Company of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

(d)

Waiver of Presentment, etc.  The Company hereby waives presentment, demand, notice of dishonor, protests and all other notices.

(e)

Amendment.  This Contingent Note may only be amended or modified by a writing signed by both the Company and the Holder.

(f)

Headings.  The descriptive section headings in this Contingent Note are for convenience only and shall not be construed as part hereof.

(g)

Severability of Provisions. In case any one or more of the provisions of this Contingent Note shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Contingent Note shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Contingent Note.

(h)

Governing Law; Jurisdiction.  This Contingent Note and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof.  The parties agree that the exclusive venue for the resolution of disputes shall be a court of competent jurisdiction located in the Borough of Manhattan, City and State of New York.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Contingent Promissory Note to be executed in its corporate name, by and through its duly authorized officer, as of the day and year first above written.

IASO PHARMA INC.

By: ___________________________________

Name:

Title: